UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 19, 2012

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 North Franklin Street, Tampa Florida		33602
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (813) 228-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01: Other Events

On December 19, 2012, the closing occurred on the previously announced sale of TECO Energy, Inc.’s remaining Guatemalan operations. The December 19, 2012 closing related to the sale to C.F. Financeco, Ltd. of (i) the San José power station and solid fuel handling and port facilities in Guatemala for a purchase price of $213.5 million and (ii) the remaining TECO Guatemala operations company, for a purchase price of $1.5 million. As previously reported, the sale of the Alborada power station closed in September 2012. While TECO Energy, Inc. and its subsidiaries will no longer have assets or operations in Guatemala, its subsidiary, TECO Guatemala, Inc., has retained its rights under its arbitration claim filed against the Republic of Guatemala in October 2010 under the Dominican Republic Central America – United States Free Trade Agreement (DR – CAFTA).

Net proceeds from the sale of the San José power station and solid fuel handling and port facilities and remaining TECO Guatemala operations, after estimated transaction-related costs, were approximately $209.8 million. TECO Energy utilized $25.3 million of the net proceeds to repay San José power station project debt at closing. As previously reported, the sale resulted in an after-tax book loss and an after-tax charge associated with foreign tax credits. An after-tax book loss and charge of $31.2 million and $22.6 million, respectively, related to the sales of all Guatemalan operations, were recorded in the third quarter of 2012, and will be updated as of the closing date. Any changes to these amounts, which are not expected to be material, will be reflected in the fourth quarter of 2012. The TECO Guatemala segment was accounted for as discontinued operations beginning in the third quarter of 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2012	TECO ENERGY, INC.
(Registrant)

/s/ S. W. Callahan
S. W. CALLAHAN
Senior Vice President-Finance & Accounting and Chief Financial Officer